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                                                                   EXHIBIT 3.1.3

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 FINET.COM, INC.

                             PURSUANT TO SECTION 242
             OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     FiNet.com, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify as follows:

     The Company's Board of Directors, by unanimous written consent without a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution setting forth an amendment to the Restated Certificate of Incorporation of the Company and declaring said amendment to be advisable. The stockholders of the Company duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporations Law of the State of Delaware. The resolution setting forth the amendment is as follows:

     NOW, THEREFORE, BE IT RESOLVED, that Article 4 of the Company's Restated Certificate of Incorporation, as amended, is to be amended by inserting the following paragraph immediately after the present first paragraph thereof:

     "Effective 12:01 a.m. on February 20, 2001 (the "Effective Time"), each twelve (12) shares of Common Stock then issued shall be automatically combined into one share of Common Stock of the Corporation. There shall be no fractional shares issued. A holder of record of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported in The Wall Street Journal, on the last trading day prior to the Effective Time (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the Board of Directors)."

     IN WITNESS WHEREOF, said FiNet.com, Inc. has caused this amendment to be signed by Rick Cossano its President and Chief Executive Office and Linda Sigler its Secretary this ____ day of February, 2001.

                                        By: /s/ Rick Cossano
                                           -------------------------------------
                                            Rick Cossano, President and
                                            Chief Executive Officer

                                    Attest: /s/ Linda Sigler
                                           -------------------------------------
                                            Linda Sigler, Secretary